CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Limited-Term Bond Fund:

We consent to the use of our report dated October 17, 2013, with respect to the financial statements and financial highlights of Oppenheimer Limited-Term Bond Fund, formerly Oppenheimer U.S. Government Trust, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado

December 20, 2013